Exhibit 99.1

Liberator, Inc. Announces Initiation of Coverage by Goldgaber Research

Detailed Report Targets 12-Month Price of $1.00

 ATLANTA, Jan. 17, 2012 /PRNewswire/ -- Liberator, Inc. (OTCBB/OTCQB: LUVU), a dynamic high-growth and vertically integrated company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, today announced the release of an in-depth initiation report by fee-based, third-party research firm Goldgaber Research.

The report discusses Liberator, its proprietary products at the forefront of the sexual wellness revolution, and initiates coverage with a 12-month price target of $1.00 per share.

"Liberator is addressing the growing demand for sexual wellness products in the United States and around the world, through our growing sales initiatives and fantastic brand awareness," said Louis Friedman, President and CEO of Liberator, Inc. "This comprehensive report provides investors with an excellent overview of Liberator and our unique strengths: from our patented iconic Liberator products, our vertically integrated manufacturing process, and our significant potential for expansion based on our mission to grow both organically and through potential accretive acquisitions in 2012."

From the Goldgaber Research Report, Mr. Goldgaber states:

"Reflecting the progress the franchise has made in becoming a mainstream brand, Liberator has sold $60 million in products and spent nearly $9 million in print advertising including appearances in numerous mainstream publications.  Additionally, Liberator has been featured in both television programs and movies, including memorable scenes featured in two movies, Meet the Fockers and Burn After Reading, which had a combined gross of approximately $680 million globally."

The report details the significant growth projected in the sexual wellness market, which benefits from a major trend toward greater acceptance of mainstream sex-based products and services, a heightened focus on general health and well-being, as well as domestic and international mega-brands such as Trojan and K-Y that are expected to increase consumer spending and awareness in this multi-billion dollar industry.  Goldgaber Research also explains how Liberator is attempting to translate this growth into future results, even at what Goldgaber Research considers conservative growth projections.

"As Liberator expands its product distribution more broadly online and continues expanding its bricks and mortar presence by tailoring and packaging products appropriately for retail shelves, the company has an opportunity to create a brand and franchise as mainstream as Trojan and K-Y," explains Mr. Goldgaber. "Goldgaber Research is initiating coverage of LUVU with a target price of $1.00 based on an expectation of a price / revenue multiple expansion reflected in the valuation illustration presented later in the report."

The complete report is available in Acrobat format, free of charge:

www.trilogy-capital.com/content/luvu/luvu_research_initiation.pdf

Information Regarding the Goldgaber Research Report

SEC Section 17(b) Disclosure: Goldgaber Research has been paid $5,000 by Liberator, Inc.  Although the Goldgaber Research report described herein was commissioned and paid for by Liberator, Inc., the company notes that the report was generated independently by Goldgaber Research, and statements by Goldgaber Research are its own and not attributable to Liberator, Inc.  Readers are advised to review the report in its entirety, including the disclosures and disclaimers noted therein.

About Liberator, Inc.

 Liberator, Inc. is a dynamic high-growth and vertically integrated public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories.  Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia with a state-of-the-art conveyor-based sewing system that enables it to produce sewn products at the lowest possible cost in the United States. Manufacturing, sewing, photography, marketing, distribution, and design all happen in its facilities in Atlanta, which minimizes the use of sub-contractors and offshore labor. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. The company is known for cutting-edge advertising and product branding. The company's "Made in the USA" operations have contributed to significant brand awareness and a cult status worldwide. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

Liberator operates an online retail e-commerce website at: www.Liberator.com and can be followed on Twitter at: www.twitter.com/Liberator.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company's current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:
Liberator, Inc.
Ronald Scott, Chief Financial Officer
770-246-6426
ron.scott@Liberator.com

Financial Communications Contact:
Trilogy Capital Partners
Darren Minton, President
Toll-free: (800) 592-6067
Email: info@trilogy-capital.com